Disclaimer

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127230. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Collateral Analysis

			Wtd Avg	Percent of	Wtd Avg		Wtd Avg	Wtd Avg	Wtd Avg
FICO Low	FICO High	LTV	Current Balance	Current Balance	GWAC	% MI	FICO	DTI	LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Ltd Doc	% Stated Doc	% Int Only
500	524	> 65%	224782.36	7.71	9.73	0	512	41.39	81.42	78.69	14.58	98.1	91.65	4.51	3.84	0
525	549	> 65%	220026	8.77	9.27	0	537	40.76	78.43	83.43	10.31	97.88	76.29	8.74	14.98	0
550	574	> 65%	304961.02	4.89	8.89	0	561	42.15	83.35	77.25	9.16	91.07	65.47	8.8	25.73	0
575	599	> 70%	287635.12	10.36	8.56	0	589	42.84	85.49	71.79	17.62	94.14	81.19	9.03	9.78	1.16
600	624	> 70%	291533.16	16.38	8.39	0	612	42.74	85.98	71.48	18.87	93.95	67.22	8.04	24.75	13.78
625	649	> 70%	301516.68	19.21	8.3	0	636	43.18	86.06	70.77	18.98	94.49	53.94	6.47	39.59	12.28
650	674	> 80%	291183.78	4.03	8.46	0	661	43.39	93.58	69.15	18.66	91.66	59.68	1.42	38.9	7.44
675	699	> 80%	329853.97	2.21	8.31	0	686	42.26	93.8	65.91	12.81	83.01	46.99	5.08	47.93	16.05
700	724	> 80%	318870.91	0.68	8.4	0	713	39.63	92.76	80	13.45	90.15	29.97	10.04	59.99	10.04
725	749	> 85%	192043.75	0.22	8.72	0	735	42.47	93.85	72.99	9.71	74.67	45.7	9.47	44.83	0
750	774	> 85%	166522.91	0.12	8.83	0	759	36.88	94.34	55	29.36	100	38.4	16.21	45.39	0
775	799	> 85%	681618.48	0.16	7.74	0	794	42.97	88.46	85.94	0	74.09	91.45	0	8.55	0
800	max	> 85%	475203.68	0.07	8.11	0	814	39.52	90.37	100	0	100	100	0	0	0

			Wtd Avg	Percent of	Wtd Avg		Wtd Avg	Wtd Avg	Wtd Avg
LTV Low	LTV High	DTI	Current Balance	Current Balance	GWAC	% MI	FICO	DTI	LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Ltd Doc	% Stated Doc	% Int Only
60%	64%	> 50%	305032.36	0.43	8.45	0	556	52.79	62.19	83.9	9.2	100	60.28	19.09	20.63	0
65%	69%	> 50%	302573.06	0.63	8.26	0	592	52.29	67.08	66.45	23.35	100	71.57	5.56	22.87	0
70%	74%	> 50%	197286.99	0.5	8.34	0	580	52.24	71.43	77.32	17.13	92.74	82.31	12.03	5.65	0
75%	79%	> 50%	266078.58	0.83	8.6	0	602	51.34	76.32	81.24	6.65	96.4	69.49	1.56	28.95	0
80%	84%	> 50%	292952.08	4.95	7.66	0	625	51.66	80.24	58.61	28.36	99.79	82.99	3.31	13.7	5.06
85%	89%	> 50%	413390.12	1.05	8.02	0	611	51.37	86.12	85.69	10.47	98.29	82.41	10.47	7.12	0
90%	94%	> 50%	316354.99	1.29	8.27	0	634	52.36	90.59	58.81	31.3	92.74	91.52	4.31	4.17	0
95%	99%	> 50%	311983.65	0.21	9.14	0	631	52.3	95.56	70.21	16.37	93.52	84.36	0	15.64	0
100%	max	> 50%	388032.02	0.41	9.43	0	640	51.65	100	75.98	24.02	100	71.92	0	28.08	0

			Wtd Avg	Percent of	Wtd Avg		Wtd Avg	Wtd Avg	Wtd Avg
DTI Low	DTI High	FICO	Current Balance	Current Balance	GWAC	% MI	FICO	DTI	LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Ltd Doc	% Stated Doc	% Int Only
20%	24%	< 525	153465.54	0.3	9.9	0	511	21.98	68.22	94.92	0	97.9	87.31	8.8	3.89	0
25%	29%	< 550	169467.71	1.46	9.71	0	526	27.72	71.4	82.52	7.68	92.47	85.9	5.95	8.15	0
30%	34%	< 575	196294.7	2.57	9.34	0	533	32.55	73.75	82.54	9.74	96.66	77.41	5.43	17.16	0
35%	39%	< 600	219928.72	5.17	9.17	0	549	37.57	77.85	81.57	10.8	93.57	79.79	6.1	14.11	0.97
40%	44%	< 625	262922.71	10.45	8.89	0	569	42.38	81.18	77.78	14.68	96.5	76.07	7.02	16.92	6.53
45%	49%	< 650	293816.05	24.92	8.72	0	590	47.46	83.29	71.68	16.67	95.24	64.62	5.69	29.7	7.07
50%	54%	< 675	309391.14	13.02	8.36	0	602	50.97	81.46	70.5	18.41	97.03	72.62	7.06	20.32	6.08
55%	max	< 700	314339.06	1.36	7.54	0	609	55.28	79.19	74.83	16.62	97.2	94.57	2.54	2.89	6.01

LIMITED AND STATED DOC
			Wtd Avg	Percent of	Wtd Avg		Wtd Avg	Wtd Avg	Wtd Avg
FICO Low	FICO High		Current Balance	Current Balance	GWAC	% MI	FICO	DTI	LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Ltd Doc	% Stated Doc	% Int Only	% CA	% NY	% FL
500	524		256095.45	0.91	10	0	512	39.84	70.06	78.37	13.23	99.31	0	46.79	53.21	0	22.36	0	17.31
525	549		257014.05	3.04	9.48	0	538	38.91	70.38	80	10.88	96.02	0	27.93	72.07	0	34.42	2.11	16.51
550	574		384458.21	1.84	9.28	0	562	41.66	81.47	67.06	11.31	88.43	0	24.9	75.1	0	40.19	9.8	5.95
575	599		377232.93	2.32	9.2	0	588	41.13	84.91	79.06	12.13	82.41	0	45.02	54.98	2.83	48.03	2.9	9.53
600	624		335374.57	5.98	9	0	613	42.65	86.24	73.71	15.34	89.04	0	23.82	76.18	16.18	31.12	8.56	8.17
625	649		318535.41	9.5	8.91	0	637	42.78	85.81	64.22	21.57	88.87	0	15.05	84.95	11.29	35.59	2.5	12.52
650	674		285277.41	5.68	8.36	0	661	42.8	83.62	56.58	31.02	92.99	0	9.02	90.98	12.3	30.56	2.01	12.99
675	699		313625.19	2.94	8.22	0	688	42.79	85.66	60.65	22.67	92.11	0	9.47	90.53	16.8	37.51	5.04	6.92
700	724		362700.52	1.74	8.21	0	714	42.27	83.53	71.26	20.71	94.41	0	16.51	83.49	33.03	39.12	8.89	11.81
725	749		324482.03	0.96	8.2	0	735	43.23	81.33	74.72	22.92	89.62	0	3.68	96.32	23.67	52.98	0	8.34
750	774		363164.34	0.98	8.19	0	760	43.84	81.28	74.93	18.48	98.24	0	20.78	79.22	25.9	52.98	2.79	11.84
775	799		416456.02	0.36	8.43	0	785	43.76	80.32	73.37	0	83.45	0	0	100	12.61	41.14	23.63	6.14
800	max		50924.06	0	7.5	0	801	30	58.62	100	0	0	0	0	100	0	0	0	0

IO LOANS
			Wtd Avg	Percent of	Wtd Avg		Wtd Avg	Wtd Avg	Wtd Avg
FICO Low	FICO High		Current Balance	Current Balance	GWAC	% MI	FICO	DTI	LTV	% SFD	% PUD	% Owner Occ	% Full Doc	% Ltd Doc	% Stated Doc	% Int Only	% CA	% NY	% FL
500	524
525	549
550	574
575	599		249153.55	0.12	8.21	0	588	44.69	84.01	54.4	45.6	70.52	45.6	0	54.4	100	29.48	0	0
600	624		368260.54	2.7	7.91	0	613	42.66	82.49	76.6	18.87	100	64.2	9.9	25.9	100	38.9	5.36	10.75
625	649		371124.05	2.47	7.55	0	635	41.94	84.06	73.55	17.94	100	56.57	10.09	33.34	100	45.9	6	5.06
650	674		311653.88	1.21	7.58	0	662	42.48	81.5	62.64	25.1	95.08	42.49	14.54	42.98	100	36.08	3.16	12.83
675	699		387128.72	0.93	7.16	0	690	39.2	84.43	74.77	13.86	96.92	46.82	10.26	42.92	100	51.65	5.46	0
700	724		492220.86	1.24	7.12	0	714	42.34	80.23	93.74	3.73	100	53.56	18.81	27.63	100	84.8	7.99	0
725	749		450746.02	0.44	7.32	0	736	40.99	80	93.3	6.7	100	48.22	3.3	48.48	100	73.53	0	3.3
750	774		407966.4	0.33	7.63	0	760	43.7	80	75.36	4.53	100	24.05	28.96	46.98	100	63.27	0	27.28
775	799		514817.9	0.23	7.31	0	787	39.94	80	100	0	100	80.79	0	19.21	100	100	0	0
800	max

Disclaimer The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-131465 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer. Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.